Exhibit 99.1

FOR IMMEDIATE RELEASE

March 30, 2015

ART’S WAY MANUFACTURING ANNOUNCES IMPROVED FIRST QUARTER 2015 REVENUE AND EARNINGS

Conference Call Scheduled For Tuesday, March 31st, 2015 at 10:00 AM CT

ARMSTRONG, IOWA, March 30, 2015 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research, water treatment and steel cutting needs, announces its financial results for the quarter ended February 28, 2015.

In conjunction with the release, the Company has scheduled a conference call for Tuesday, March 31st, 2015 at 10:00 AM CT. J. Ward McConnell, Jr., Chairman of the Board of Directors of Art’s Way Manufacturing, Marc McConnell, Vice Chairman of the Board of Directors of Art’s Way Manufacturing, Carrie Majeski, President and Chief Executive Officer of Art’s Way Manufacturing, and Dan Palmer, President of Art’s Way Scientific will be leading the call to discuss the first quarter of 2015 financial results and will also provide an outlook for the balance of 2015.

What: Art’s Way Manufacturing First Quarter 2015 Financial Results.

When: Tuesday, March 31, 2015 10:00 AM CT.

How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time. A replay of the call will be archived on the Company’s website for 12 months. www.artsway-mfg.com/

Financial Highlights for the Three Months Ended February 28, 2015

●	Revenue increased 16.9% over the same period in 2014.

●	Gross margin improved to 28.2% in the first quarter of 2015 from 21.5% in the same period in 2014.

●	Earnings per share for the first quarter of 2015 increased $0.10 over the same period in 2014.

	For the Three Months Ended (Consolidated)
	February 28, 2015	February 28, 2014	Change
Sales	$7,289,000	$6,237,000	16.9%
Operating Income (Loss)	$329,000	$(295,000)	211.5%
Net Income (Loss)	$168,000	$(258,000)	165.1%
EPS (Basic)	$0.04	$(0.06)	166.7%
EPS (Diluted)	$0.04	$(0.06)	166.7%
Weighted Average Shares Outstanding:
Basic	4,050,507	4,046,552
Diluted	4,051,754	4,046,552

Sales: Our consolidated corporate sales for the three-month period ended February 28, 2015 were $7,289,000 compared to $6,237,000 during the same respective period in 2014, a $1,052,000, or 16.9%, increase for the quarter. The increase in revenue for the three-month period ended February 28, 2015 was primarily due to increases in revenue in our Agricultural Products segment. Consolidated gross profit margin for the three-month period ended February 28, 2015 was 28.2% compared to 21.5% in 2014.

Income: Consolidated net income was $168,000 for the three-month period ended February 28, 2015, compared to a net loss of $258,000 for the same respective period in 2014. This increase in income is due to a $641,000 increase in operating income in our agricultural products segment in the first quarter of 2015 compared to the first quarter of 2014, but was offset by operating losses at our Vessels and Scientific divisions.

Earnings per Share: Earnings per basic and diluted share for the quarter ended February 28, 2015 were $0.04, an increase of $0.10 over the first quarter of 2014.

Chairman of the Art’s Way Board of Directors, J. Ward McConnell Jr., reports, “We are pleased to report another strong quarter in our Agricultural Products segment, despite the sluggish conditions in the global farm economy. In this same period, our other segments have struggled, but we are optimistic that the next several months will deliver the positive results we have been working toward with our management initiatives for improving our customer focus and cost efficiencies."

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, modular animal confinement buildings and laboratories and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has four reporting segments: agricultural products; pressurized tanks and vessels; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Majeski, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding the impact of our management initiatives, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: quarterly fluctuations in results; customer demand for our products; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; the management of growth; the availability of investment opportunities; unexpected changes to performance by our operating segments; obstacles related to integrating our acquisitions of Agro Trend and Ohio Metal Working Products Company; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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